Exhibit 99.2	Settlement Order of the SEC Relating to Rink

UNITED STATES OF AMERICA

Before the

SECURITIES AND EXCHANGE COMMISSION

SECURITIES ACT OF 1933

Release No.

SECURITIES EXCHANGE ACT OF 1934

Release No.

ADMINISTRATIVE PROCEEDING File No.

In the Matter of GLENN R. RINK Respondent.

ORDER INSTITUTING CEASE-AND-DESIST PROCEEDINGS PURSUANT TO SECTION 8A OF THE SECURITIES ACT OF 1933 AND SECTION 21C OF THE SECURITIES EXCHANGE ACT OF 1934, MAKING FINDINGS, AND IMPOSING REMEDIAL SANCTIONS AND A CEASE-AND-DESIST ORDER

I.

The Securities and Exchange Commission (“Commission”) deems it appropriate that cease-and-desist proceedings be, and hereby are, instituted pursuant to Section 8A of the Securities Act of 1933 (“Securities Act”) and Section 21C of the Securities Exchange Act of 1934 (“Exchange Act”) against Glenn R. Rink (“Respondent” or “Rink”).

II.

In anticipation of the institution of these proceedings, Respondent has submitted an Offer of Settlement (the “Offer”) which the Commission has determined to accept. Solely for the purpose of these proceedings and any other proceedings brought by or on behalf of the Commission, or to which the Commission is a party, and without admitting or denying the findings herein, except as to the Commission’s jurisdiction over him and the subject matter of these proceedings, which are admitted, and except as provided herein in Section V, Respondent consents to the entry of this Order Instituting Cease-And-Desist Proceedings, Pursuant to Section 8A of the Securities Act of 1933 and Section 21C of the Securities Exchange Act of 1934, Making Findings, and Imposing Remedial Sanctions and a Cease-And-Desist Order (“Order”), as set forth below.

III.

On the basis of this Order and Respondent’s Offer, the Commission finds1 that:

Summary

1.          These proceedings arise from materially misleading statements and omissions that Abtech Holdings, Inc. (“Abtech” or the “Company”) made in its Form 10-Q for the third quarter of 2014 and Form 10-K for the fiscal year 2014, concerning the status of a material contract between Abtech and Nassau County, New York (the “Nassau Contract”). Rink reviewed, edited, and signed these filings on behalf of Abtech.

2.          For example, Abtech described the Nassau Contract as a “design-build” contract. Abtech failed to disclose in its filings that Nassau County (the “County”) had neither requested nor received approval from the New York State Legislature (the “State Legislature”) to enter into a design-build contract with Abtech as required under New York law and under the contract terms.2 In addition, Abtech failed to disclose that without such approval from the State Legislature, Abtech would be unable recognize more than 80 percent of the revenue under the installation and construction phase of the Nassau Contract.

Respondent

3.          Rink is 59 years old and a resident of Paradise Valley, Arizona. Rink is the founder, Chief Executive Officer, and President of Abtech. He is also chairman of Abtech’s board of directors.

Other Relevant Entity and Person

4.          Abtech is a Nevada corporation headquartered in Scottsdale, Arizona. Abtech’s common stock is registered with the Commission pursuant to Section 12(g) of the Exchange Act. Abtech trades on the OTCQB under the symbol “ABHD.” It provides its customers with services relating to stormwater management, oil and gas water treatment, and industrial waste water treatment, as well as technology that can absorb oil and other pollutants from water. Abtech performed certain of the services under the Nassau Contract through its subsidiaries. For purposes of this document, the term “Abtech” encompasses both Abtech and its subsidiaries.

1             The findings herein are made pursuant to Respondent's Offer of Settlement and are not binding on any other person or entity in this or any other proceeding.

2             A “design-build” relationship is a type of public private partnership (“P3”), in which a single entity provides both the design and construction services under a project. In New York, municipalities are not permitted to enter into design-build contracts without State Legislative authorization for the use of a design-build contract or under a suspension of existing law by the Governor due to an emergency.

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5.          Lane J. Castleton (“Castleton”) is 62 years old and a resident of Gilbert, Arizona. Castleton has been the Vice President, Chief Financial Officer, Secretary, and Treasurer of Abtech since 2011. Castleton was awarded his CPA license in Utah in 1982; that license is currently expired.

Facts

6.          In the spring of 2013, Abtech responded to a request-for-proposal (“RFP”) from the County seeking a firm to provide services relating to the potential installation of stormwater treatment technology in the County. Specifically, the County sought services relating to the design, installation, and management of stormwater treatment devices at up to ten stormwater outfall locations. The RFP indicated that there was a possibility that the project could be expanded to additional outfalls at the County’s discretion.

7.          Abtech submitted a proposal in response to the RFP and, in approximately June

2013, the County notified Abtech that its proposal had been selected and sent Abtech a draft contract for review. The draft contract divided the proposed work into six “tasks” or “phases”: site selection (task 1), technology selection (task 2), design, bidding and construction administration (task 3), installation (task 4), operation and maintenance (task 5), and systems monitoring (task 6).

8.          While the timing of the individual tasks was not specified, the Nassau Contract provided that the “term” of the contract was three years, subject to the County’s ability to terminate or extend the contract. The main body of the contract contained several provisions relating to the size and scope of the project, including:

a.	“The County is seeking approval to award this contract as a design build contract. When such approval is received the County will proceed with the Construction”; and

b.	“The County shall have no liability under this Agreement…to any Person beyond funds appropriated or otherwise lawfully available for this Agreement, and, if any portion of the funds for this Agreement are from the state and/or federal governments, then beyond funds available to the County from state and/or federal governments.”

9.           Exhibit A to the Nassau Contract contained additional provisions, including:

a.	“Upon approval of this Agreement, [Abtech] shall submit to the County for approval a schedule, outlining the estimated duration of each of the phases included herein”; and

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b.	“In the event that the County does not receive State Legislative authority for design/build the County will bid these projects utilizing its standard operating process.”

10.         The contract also provided that the maximum amount that could be paid to Abtech under the contract was $12 million. Exhibit B to the contract was a “Payment Schedule” which set forth the maximum fees the County could pay for each task or phase of the Nassau Contract. Exhibit B indicated that over 80% of the contract’s potential revenue would derive from the installation or construction phase – task 4. While the amounts attributable to task 4 would be billed through Abtech, as the construction administrator, to a subcontractor who would do the installation/construction work, they would nonetheless constitute revenue to Abtech if the State Legislature approved the design-build nature of the contract. Without design-build authorization, task 4 would have to be bid out by the County using its standard operating process. As a result, the revenue associated with task 4 could not be recognized by Abtech, and the maximum potential value of the contract to Abtech would be approximately $2 million.

11.         During the relevant period, Abtech’s Executive Vice President of Corporate Strategy and Business Development (“the former EVP”) was the primary contact with the County and was sent the draft Nassau Contract. He circulated the contract among the members of Abtech’s management team, which included Rink. At this time, the former EVP advised the other management team members of the design-build issue but told them not to worry because New York State was “very in favor of design-builds.” Rink did not contact the County to discuss the design- build nature of the contract or any limitations or restrictions that might exist under New York law. Rink signed the Nassau Contract on June 5, 2013.

12.         The County Legislature approved the Nassau Contract on July 1, 2013. On October 8, 2013, the Nassau County Executive signed the contract and the fully executed contract was sent to Abtech. At the time, the County had not requested or received State Legislative authorization to enter a design-build contract with Abtech or for the services set forth in the Nassau Contract. Nor was Abtech ever advised that such authorization had been requested or received during the life of the Nassau Contract.

13.         The former EVP emailed the executed Nassau Contract and supporting paperwork to members of Abtech’s management team, including Rink. The supporting paperwork included a “Contract Summary” written by County officials, which stated that the County had encumbered $331,625 for the first two tasks of the contract and that any additional funds — up to $12 million — would need to come from “anticipated” state or federal funding and grants.

14.         On October 10, 2013, Abtech filed a Form 8-K, disclosing the Nassau Contract as a Material Definitive Agreement. The Form 8-K incorporated by reference a press release drafted by Abtech’s officers and issued by the Company. The press release described the Nassau Contract as “the nation’s first design-build-operate (‘DBO’) storm water management project,” and stated that [a]pproximately 95% of the contract amount will be paid in the first year of the contract” and that “[t]he first year of the three-year contract will involve site selection, technology selection, design and installation. The final two years of the contract will involve the operation, maintenance and water quality monitoring of the installations.”

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15.         On November 14, 2013, Abtech filed a Form 10-Q for the period ending September 30, 2013 and attached the main body of the Nassau Contract (but not Exhibits A and B to the Nassau Contract) as an exhibit the Form 10-Q. From October 2013 to November 2014, Abtech’s disclosures relating to the Nassau Contract remained consistent with the October 10, 2013 Form 8- K and press release.

16.         In response to receiving Abtech’s first invoice relating to the task 1 site selection, the project manager for the County sent Castleton and the former EVP an email on May 7, 2014, advising them that the original contract amount was $331,625, not $12 million; that the $331,625 allocated by the County was intended to cover only the cost of site selection services; and that the rest of the funding would have to come from grants. Castleton forwarded this email to Rink. Neither Castleton nor Rink contacted anyone at the County to discuss the May 7, 2014 email, nor did they instruct anyone else to do so.

17.         The next day, on May 8, 2014, Rink sent an email to an advisor to Abtech about the status of the Nassau Contract. Rink wrote, “the County is self-funding the first phases (site and solution selection) and we expect in a few weeks the County will be seeking funding for the ...[next phases] of the project….All wish to move forward with the stormwater infrastructure improvement program but are waiting on indications that funding is available through the State…” (emphasis added).

18.         In connection with a July 9, 2014 press conference, the County issued a press release, which had been previously approved by Abtech, concerning the Nassau Contract. The press release stated, “Under a pilot program, a designated outfall pipe in Bay Park will be outfitted with anti-microbial storm water treatment technology known as Smart Sponge Plus… Additional outfall pipes will be outfitted as Federal funds become available.” During the press conference, the County reiterated the statements of the press release and County officials also stated that they hoped to have the Bay Park outfall installed within one year and that after installation, the Bay Park site would be monitored for at least six months to see how the technology performed. Thereafter, the County would decide whether to authorize additional installations.

19.         After the press conference, a number of Abtech’s investors contacted the Company to inquire about the press conference, asking for clarification as to the scope and progress of the Nassau Contract. Investors were also concerned by statements at the press conference that appeared to indicate that the entire project was not funded.

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20.         On July 18, 2014, the former EVP advised Rink that “[w]e’re good with Nassau [County],” and the County was “on track with the full request of $.” Additionally, the former EVP advised Rink that “I’m working on ... a quote/confirmation from the County that the funding package is in or going in and [it’s] a priority for the County.” A few days later, on July 21, 2014, the former EVP told Rink that “[t]he good news (confirmed this AM) is that the County already is asking for the funding as planned and even lumping it with their sewage treatment plant request so there’s as close to zero risk of it not coming through and on-time as possible.” None of the former EVP’s predictions occurred during 2014 or 2015, and the County never issued the quote referenced by the former EVP. Rink did not reach out to anyone at the County to discuss funding of the Nassau Contract.

21.         In August 2014, the former EVP emailed Rink that potential delays to the completion of the design and installation phases of the Nassau Contract – phases for which Abtech would need the as-yet-unrequested permission from the County to begin – included: (1) delays in state funding beyond what the County was willing to allocate, and (2) delays in state approvals, which the former EVP noted included State Legislative authorization for design-build.

22.         The Nassau Contract required Abtech to obtain written authorization before proceeding with any work under task 3. Accordingly, by October 2014, Abtech was working on a proposal to obtain from the County a notice to proceed with respect to the design of one site – Bay Park. Until the notice to proceed was issued by the County, Abtech could not begin task 3 of the Nassau Contract, which encompassed detailed design work, for that site.

23.         In a memorandum to Abtech’s board of directors dated October 21, 2014, Abtech’s management, including Rink, stated that, “it is Abtech’s understanding that while total project funding does not appear in doubt, it has not yet been secured by the County.” That same memorandum stated that the former EVP had resigned from Abtech in September 2014 to work full-time at an Abtech subsidiary, in part, to “shift” his “attention to focus on . . . the County securing their funding.”

24.         On November 10, 2014, the former EVP emailed an update of the Nassau Contract’s status to Abtech’s management team, including Rink. The update advised that the County had requested a notice to proceed for the Bay Park site and that Abtech was still waiting for the County to issue the notice to proceed before Abtech could do any task 3 work.

25.         In early November 2014, Castleton prepared the Company’s initial draft Form 10-Q for the third quarter which ended September 30, 2014 (the “third quarter 10-Q”). Rink reviewed, edited, and signed the third quarter 10-Q on behalf of Abtech, which was filed with the Commission on November 14, 2014.

26.         The third quarter 10-Q stated that “the Company recognized approximately $63,000 of revenue on the stormwater project in Nassau County” and that “[w]hile this project is expected to eventually generate up to $12 million in revenue, activities on this project through September 2014 were limited to planning and site selection services in the first phase of the project.” However, the company did not disclose that (a) the State Legislature had not authorized the Nassau Contract as a design-build contract, (b) only $331,625 had been encumbered for the first two phases of the Nassau Contract, or (c) there was no agreed-upon schedule or timeline for the services that were to be provided.

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27.         During Abtech’s earnings call on November 14, 2014, Rink stated: “We have formally requested from the County a notice to proceed with the next two phases from which we should recognize revenues of approximately $10 million. This portion of the contract is concluded with all 10 outfall pipes have been upgraded. The first site in Bay Park, Long Island has been roped off for construction. The timing of when we will break ground is not entirely in our hands. We are ready to proceed as soon as the county is ready.” Contrary to Rink’s statements, Abtech’s request for the notice to proceed did not seek authorization for any construction or installation services at any of the sites under the Nassau Contract, since the County had instructed Abtech to exclude such services from its request for the notice to proceed. In fact, the request for the notice to proceed proposed work that would cost at most only $55,000. Moreover, the Bay Park site had not been “roped off for construction” in connection with the Nassau Contract, but rather for construction under a different County project, unrelated to the Nassau Contract or any services being provided by Abtech.

28.         By letter dated January 26, 2015, the County approved a notice to proceed with the “Bay Park Treatment Device Design” under task three of the Nassau Contract. Total approved costs under the notice to proceed were up to $50,935, which could not cover the cost of construction. Abtech received the notice to proceed in early February 2015.

29.         On February 4, 2015, the former EVP informed Rink that “[m]unicipalities [in New York] want P3s, [which include design-build contracts,] but recognize they are not authorized to do them in NY without (a) special authorization or (b) a state-level approval of P3s.” The former EVP acknowledged, “We were planning to pursue our own legislative advocacy push this session but are at least temporarily on hold due to the political drama in Albany.” In fact, Abtech had retained a lobbying firm to solicit New York State senators to sponsor P3 legislation in New York State, which would encompass design-build contracts.

30.         Upon receipt of the notice to proceed, Abtech began preparing a draft press release about the development. Drafts of the press release were circulated among Abtech’s management team, including Rink, and the Company’s investor relations firm. During the drafting process, Castleton emailed the management team, including Rink: “I noticed that we avoided discussing in the press release the amount that has been approved by the [notice to proceed], but I am concerned that investors will draw the wrong conclusion about the amount of revenue that will be generated by the [notice to proceed]. I don’t have a copy of the proposal that was sent to the County so [the former EVP] will have to weigh-in on what the actual scope of the approval is. I think it would be wise to not infer that the approval includes construction unless it actually does.” The former EVP responded that the press release should not reference construction because the County “has specifically told our project manager that they don’t have Design-Build authorization at this point, which is likely why the [notice to proceed] is so limited.” After receiving these comments, Rink did not contact any representative of the County to clarify the status of the Nassau Contract, nor did he instruct anyone else to do so. While Abtech’s press release did not affirmatively state that the notice to proceed authorized construction, it failed to disclose the value of the total approved costs authorized by the notice to proceed.

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31.         On March 26, 2015, the former EVP called Rink and informed him that without State Legislative authorization of the Nassau Contract as design-build, the construction phase of the contract would be separately procured by the County, not Abtech. The former EVP further explained to Rink that this would have a revenue impact on Abtech, as Abtech would not be able to recognize revenue from the construction phase of the Nassau Contract.

32.         A few days after this call, on March 31, 2015, Abtech filed its Form 10-K for the year ending 2014. In the 10-K, Abtech stated that “the Company signed a contract with the Nassau County in New York to design, build and operate (‘DBO’) stormwater solutions at various stormwater outfall pipe locations through the county,” and disclosed that the company billed approximately $90,000 in 2014 to the Nassau County project, compared to $55,000 billed for the project in 2013. Abtech also stated that the 2014 billings “related to the engineering services rendered to complete the site selection and other engineering work that precedes the installation of the stormwater treatment systems which will account for the large majority of the not-to-exceed $12 million contract with Nassau County.” Abtech further stated that installation of the stormwater systems under the Nassau Contract “is now expected to begin in 2015, although the actual time schedule for installation will be determined by the [C]ounty.” The Form 10-K did not disclose that (1) the County had not requested or received State Legislative authorization for design-build, (2) the County had encumbered only $331,625 for the first two phases of the Nassau Contract, or (3) Abtech had not submitted or received the County’s approval for a schedule under the contract. Rink reviewed, edited, and signed the Form 10-K on behalf of Abtech.

33.         Abtech closed private placements on November 26, 2014, March 23, 2015, and April 13, 2015 in which Abtech raised $1.8 million. Rink played a key role in negotiating and obtaining these private placements.

34.         The County suspended the Nassau Contract on May 12, 2015. Abtech disclosed the contract suspension on May 15, 2015 by filing a Form 8-K that noted “[i]f the County does not lift the suspension, the Company will be materially adversely affected.”

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Violations

35.         Section 17(a)(2) of the Securities Act prohibits any person from directly or indirectly obtaining money or property in the offer or sale of securities by means of any untrue statement of a material fact or any omission to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. Claims under Section 17(a)(2) of the Securities Act do not require a showing of scienter and may rest on a finding of negligence. See Aaron v. SEC, 446 U.S. 680, 697 (1980).

36.         Section 13(a) of the Exchange Act requires issuers to file such periodic and other reports as the Commission may prescribe and in conformity with such rules as the Commission may promulgate. Exchange Act Rules 13a-1 and 13a-13 require the filing of annual and quarterly reports, respectively. In addition to the information expressly required to be included in such reports, Rule 12b-20 of the Exchange Act requires issuers to add such further material information, if any, as may be necessary to make the required statements, in light of the circumstances under which they are made not misleading. A violation of Section 13(a) and the rules promulgated thereunder does not require scienter and may rest on a finding of negligence. See SEC v. Wills, 472 F. Supp. 1250, 1268 (D.D.C. 1978).

37.         As a result of the conduct described above, Rink violated Securities Act Section

17(a)(2) and caused Abtech’s violations of Exchange Act Section 13(a) and Rules 12b-20, 13a-1, and 13a-13 thereunder. Abtech’s third quarter Form 10-Q and year-end Form 10-K for 2014 contained material misrepresentations and omissions concerning the Nassau Contract, including the failure to disclose the material contingencies in the Nassau Contract.

IV.

In view of the foregoing, the Commission deems it appropriate to impose the sanctions agreed to in Rink’s Offer.

Accordingly, pursuant Section 8A of the Securities Act and Section 21C of the Exchange

Act, it is hereby ORDERED that:

A.           Respondent cease and desist from committing or causing any violations and any future violations of Section 17(a)(2) of the Securities Act and Section 13(a) of the Exchange Act and Rules 12b-20, 13a-1, and 13a-13 promulgated thereunder.

B.           Respondent shall, within 14 days of the entry of this Order, pay a civil money penalty in the amount of $60,000 to the Securities and Exchange Commission for transfer to the general fund of the United States Treasury, subject to Exchange Act Section 21F(g)(3). If timely payment is not made, additional interest shall accrue pursuant to 31 U.S.C. §3717.

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Payment must be made in one of the following ways:

(1)	Respondent may transmit payment electronically to the Commission, which will provide detailed ACH transfer/Fedwire instructions upon request;

(2)	Respondent may make direct payment from a bank account via Pay.gov through the SEC website at http://www.sec.gov/about/offices/ofm.htm; or

(3)	Respondent may pay by certified check, bank cashier’s check, or United States postal money order, made payable to the Securities and Exchange Commission and hand-delivered or mailed to:

Enterprise Services Center

Accounts Receivable Branch

HQ Bldg., Room 181, AMZ-341

6500 South MacArthur Boulevard

Oklahoma City, OK 73169

Payments by check or money order must be accompanied by a cover letter identifying Glenn R. Rink as a Respondent in these proceedings, and the file number of these proceedings; a copy of the cover letter and check or money order must be sent to Sanjay Wadhwa, Division of Enforcement, Securities and Exchange Commission, Brookfield Place, 200 Vesey Street, Suite 400, New York, New York 10281.

C.           Amounts ordered to be paid as civil money penalties pursuant to this Order shall be treated as penalties paid to the government for all purposes, including all tax purposes. To preserve the deterrent effect of the civil penalty, Respondent agrees that in any Related Investor Action, he shall not argue that he is entitled to, nor shall he benefit by, offset or reduction of any award of compensatory damages by the amount of any part of Respondent’s payment of a civil penalty in this action (“Penalty Offset”). If the court in any Related Investor Action grants such a Penalty Offset, Respondent agrees that he shall, within 30 days after entry of a final order granting the Penalty Offset, notify the Commission's counsel in this action and pay the amount of the Penalty Offset to the Securities and Exchange Commission. Such a payment shall not be deemed an additional civil penalty and shall not be deemed to change the amount of the civil penalty imposed in this proceeding. For purposes of this paragraph, a “Related Investor Action” means a private damages action brought against Respondent by or on behalf of one or more investors based on substantially the same facts as alleged in the Order instituted by the Commission in this proceeding.

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V.

It is further Ordered that, solely for purposes of exceptions to discharge set forth in Section 523 of the Bankruptcy Code, 11 U.S.C. §523, the findings in this Order are true and admitted by Respondent, and further, any debt for disgorgement, prejudgment interest, civil penalty or other amounts due by Respondent under this Order or any other judgment, order, consent order, decree, or settlement agreement entered in connection with this proceeding, is a debt for the violation by Respondent of the federal securities laws or any regulation or order issued under such laws, as set forth in Section 523(a)(19) of the Bankruptcy Code, 11 U.S.C. §523(a)(19).

By the Commission.

Brent J. Fields

Secretary

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